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EXHIBIT 10.14

                               EXECUTIVE AGREEMENT


         This is an Agreement between Certified Diabetic Services, Inc., a Delaware corporation, with its principal office at 2373 Horseshoe Drive North, Naples, Florida 34104 ("the Corporation"), and ________________________________
("Executive"), effective as of December __, 1997.

                                   Recitals

         A. Executive is an executive officer of the Corporation or one or more of its affiliated companies with significant policy-making and operational responsibilities in the conduct of its business.

         B. The Corporation recognizes that Executive is a valuable resource for the Corporation and desires to be assured of the continued dedication and services of Executive.

         C. The Corporation acknowledges that upon a threatened change in control Executive may have concerns about the continuation of his employment status and responsibilities and may be approached by others with employment opportunities, and the Corporation desires to provide Executive some assurance as to the continuation of his employment status and responsibilities in the event of a change in control.

         D. The Corporation desires to assure that if it should receive an offer involving a possible change of control and Executive would be involved in deliberations or negotiations in connection therewith, Executive would be in a secure position to consider such offer and negotiate on behalf of the Corporation and its shareholders as objectively as possible, and to this end the Corporation desires to protect Executive from any direct or implied threat to his financial well-being under such circumstances.

         E. Executive is willing to continue to serve as an executive of the Corporation but desires assurance that in the event of a change in control he will not be exposed to unreasonable financial hardship or loss of status.

                                   Agreement

         The parties do hereby agree as follows:

         1. Definitions. As used herein:

         "Change in Control" - A change in control shall be deemed to have occurred if and when, after the date hereof any of the following events have occurred:



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         (i) (a) the Corporation (or in one or more transactions 50% or more of its assets or earning power) is acquired by or combined with another Person and (b) the owners of the voting shares of the Corporation outstanding immediately prior to such acquisition or combination own less than a majority of the outstanding voting shares of the Person surviving such transaction (or the ultimate parent of the surviving Person) immediately after such acquisition or combination;

         (ii) there is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), disclosing that any person (including any "person" as defined in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 10% or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors ("Voting Stock") of the Corporation;

         (iii) the Corporation files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Corporation has occurred or will occur in the future pursuant to any then-existing contract or transaction; or

         (iv) if, during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board of Directors of the Corporation ("Board") cease for any reason to constitute at least a majority thereof; provided, however, that for purposes of this clause (iv) each Director who is first appointed, or first nominated for election by the Corporation's stockholders, by a vote of at least two-thirds of the Directors of the Corporation (or a committee thereof) then still in office who were Directors of the Corporation at the beginning of any such period will be deemed to have been a Director of the Corporation at the beginning of such period; or

         (v) The occurrence of any other event or circumstance which is not covered by (i) through (iv) above which the Board determines affects control of the Corporation and, in order to implement the purposes of this Agreement as set forth above, adopts a resolution that such event or circumstance constitutes a Change in Control for the purposes of this Agreement.

         Notwithstanding the foregoing provisions of paragraphs 1 (ii) or
(iii), unless otherwise determined in a specific case by majority vote of the Board, a "Change in Control" shall not be deemed to have occurred for purposes of paragraphs (ii) or (iii) solely because (1) the Corporation, (2) an entity in which the Corporation directly or indirectly beneficially owns 50% or more of the entity's outstanding voting stock (a "Subsidiary"), or (3) any employee stock ownership plan or any other employee benefit plan of the Corporation or any Subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or
Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act disclosing beneficial ownership by it of shares of voting stock of the Corporation, whether in excess of 10% or otherwise, or because the Corporation reports that a change in control of the Corporation has occurred or will occur in the future by reason of such beneficial ownership. In defining "Control," all voting securities of the Corporation shall be considered to be a single class.


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         "Minimum Base Compensation" means the Executive's current base annual salary, plus such increases to the base annual compensation as the Board may authorize in their discretion from time to time, but in no event less than the annual base salary in effect at the time of making this Agreement.

         "Person" means any individual, corporation, partnership, sole proprietorship, joint venture, association, cooperative, trust, estate, governmental body, administrative agency, regulatory authority or other entity of an nature.

         2. Termination Following Change in Control. Executive shall be entitled to the benefits described below if a Change in Control shall have occurred and within three years of such Change in Control either (i) Executive terminates his employment upon making a determination (which determination will be conclusive and binding upon the parties to this Agreement provided it has been made in good faith) that Executive's employment status or employment responsibilities have been materially and adversely affected thereby, or (ii) his employment is terminated by the Corporation:

            (a) Executive shall be entitled to receive an amount equal to three times his Minimum Base Compensation in effect for the year in which his termination of employment occurs. Executive shall also be entitled to receive three times the average bonus or incentive compensation paid to him in respect of the three fiscal years (or such lesser number of years as Executive has been employed by the Corporation) preceding his termination of employment. At Executive's option the amount payable under this paragraph 2(a) shall be paid to him in one lump sum within thirty days after termination of employment or in twenty-four equal consecutive monthly payments commencing on the first day of the month following termination of employment.

            (b) The Corporation shall maintain for Executive's benefit until the earlier of (i) thirty-six months after termination of employment, or
            (ii) Executive's commencement of full-time employment with a new employer (the "Continuation Period"), all costs and expenses associated with providing a corporate automobile, all professional memberships, dues in all clubs in which Executive maintains membership, all life insurance, medical, health and accident, disability plans or programs and such other substantially similar benefits which Executive shall have been entitled to prior to termination, provided Executive's continued participation is permitted under the general terms of such plans and programs after the termination of employment. In the event Executive's participation in any such plan or program is not permitted, the Corporation will provide at no cost to Executive directly the benefits to which Executive would be entitled under such plans and programs.

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            (c) Executive also shall be paid the aggregate of the increases in the single sum actuarial equivalents of Executive's vested accrued benefits under the Corporation's retirement plan or any successor plan (the "Pension Plan") and each nonqualified defined benefit pension plan sponsored by the Corporation, including any supplemental executive retirement plan that would result if Executive were credited with three additional years of service and benefit service and three additional years of age under such plans.

            (d) Executive shall be entitled to all shares of stock and stock options of the Corporation owned by Executive or promised by the Corporation to Executive, including without limitation all stock pledged, held in escrow, stock options, warrants or other rights to own or purchase stock in the Corporation, released of any escrow, forfeiture, or vesting provisions.

            (e) Without limiting the rights of Executive at law or in equity, if the Corporation fails to make any payment or provide any benefit required to be made or provided under this Agreement on a timely basis, the Corporation will pay interest on the amount or value thereof at an annualized rate of interest equal to the greater of
            (i) 12% or (ii) the prime commercial rate in effect of the Corporation primary lender from time to time. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.

         3. Consideration for Payments. The Corporation hereby acknowledges that it will be difficult (a) for Executive to find reasonably comparable employment, and (b) to measure the amount of damages which Executive may suffer as a result of termination of employment. Accordingly, the payment of the severance compensation by the Corporation to Executive in accordance with the terms of this Agreement is hereby acknowledged by the Corporation to be reasonable and will be liquidated damages, and Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Executive under this Agreement or otherwise. The Corporation shall not be entitled to set off or counterclaim against amounts payable hereunder any claim, debt or obligation of Executive.

         4. Excise Tax Payments. In the event that Executive becomes entitled to the benefits described in this Agreement ("Severance Payments"), if any of the Severance Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any similar federal or state excise tax, the Corporation shall pay to Executive at the time specified in Section 2(a) above, an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive after payment of any Excise Tax, and any federal, state and local income tax on the Gross-Up Payment itself shall be equal to the amount of the Severance Payments stated in this Agreement.

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         For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax:

            (a) any other payments or benefits received or to be received by Executive in connection with a Change of Control of the Corporation or the termination of employment (whether pursuant to the terms of this Agreement or of any other plan, arrangement or agreement with the Corporation, or with any Person whose actions result in a Change in Control or with any other Person affiliated with the Corporation or such Person) shall be treated as "parachute payments" with the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Corporation's independent auditors and acceptable to Executive, other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code;

            (b) the amount of the Severance Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (i) the total amount of the Severance Payments or (ii) the amount of excess parachute payments within the meaning of Section 280G(b)(1) and (4) (after applying clause (a), above); and

            (c) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Corporation's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

         For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of Executive's residence on the date of termination of employment, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

         If the Excise Tax is subsequently determined to be less than the amount taken into account under this Section 4 at the time of termination of employment, Executive shall repay to the Corporation, at the time the reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction. If the Excise Tax is determined to exceed the amount taken into account under this Section 4 at the time of termination of employment, the Corporation shall make an additional Gross-Up Payment to Executive in respect of such excess at the time the amount of such excess is finally determined.

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         5. Arrangements Not Exclusive. The specific benefit arrangements referred to in this Agreement are not intended to exclude Executive from participation in or from other benefits available to executive personnel generally or to preclude Executive's right to other compensation or benefits as may be authorized by the Board of the Corporation at any time. The provisions of this Agreement and any payments provided for hereunder shall not reduce any amounts otherwise payable, or in any way diminish Executive's existing rights, or rights which would accrue solely as the result of the passage of time under any benefit plan, incentive plan, stock option plan, employment agreement or other contract, plan or arrangement except as may be specified in such contract, plan or arrangement.

         6. The Corporation's Right to Terminate Employment. This Agreement sets forth the severance benefits payable to Executive in the event his employment with the Corporation is terminated under certain conditions subsequent to a Change in Control (as defined in Section 1 hereof). This Agreement is not an employment contract nor is it intended to confer upon the Executive any right to continued employment. Notwithstanding the foregoing, any termination of employment of Executive or the removal of the Executive from the current office or position of Executive at the Corporation following the commencement of any discussion with a third person that ultimately results in a Change in Control shall be deemed to be a termination or removal of Executive after a Change in Control for purposes of this Agreement.

         7. Enforcement Costs; Interest. The Corporation is aware that, upon the occurrence of a Change in Control, the Board or a stockholder of the Corporation may then cause or attempt to cause the Corporation to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Corporation to institute, or may institute, litigation seeking to have this Agreement declared unenforceable, or may take, or attempt to take, other action to deny Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated.

         It is the intent of the Corporation that Executive not be required to incur the expenses associated with the enforcement of his rights under this Agreement by litigation or other legal action nor be bound to negotiate any settlement of his rights hereunder under threat of incurring such expenses because the cost and expense thereof would substantially detract from the benefits intended to be extended to Executive hereunder. Accordingly, if following a Change in Control it should appear to Executive that the Corporation has failed to comply with any of its obligations under this Agreement or in the event that the Corporation or any other person takes any action to declare this Agreement void or unenforceable, or institute any litigation or other legal action designed to deny, diminish or to recover from Executive, the benefits intended to be provided to Executive under this Agreement, the Corporation irrevocably authorizes Executive from time to time to retain counsel of his choice at the expense of the Corporation as provided in this Section 7 to represent Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against the Corporation or any director, officer, stockholder or other person affiliated with the Corporation.

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         Notwithstanding any existing or prior attorney-client relationship between the Corporation and such counsel, the Corporation irrevocably consents to Executive entering into an attorney-client relationship with such counsel, and in that connection the Corporation and Executive agree that a confidential relationship shall exist between Executive and such counsel. The reasonable fees and expenses of counsel selected from time to time by Executive as provided above shall be paid or reimbursed to Executive by the Corporation on a regular, periodic basis upon presentation by Executive of a statement or statements prepared by such counsel in accordance with its customary practices. In any action involving this Agreement, Executive shall be entitled to prejudgment interest on any amounts found to be due him from the date such amounts would have been payable to Executive pursuant to this Agreement at an annual rate of interest equal to the greater of (a) 12%, or (b) the prime commercial rate in effect at the Corporation's primary lender from time to time during the prejudgment period.

         8. Termination. This Agreement shall terminate if the employment of Executive with the Corporation shall terminate prior to a Change in Control.

         9. Successors and Assigns. In the event that the Corporation shall merge or consolidate with any other corporation or all or substantially all the Corporation's business or assets shall be transferred in any manner to any other Person, such Person shall thereupon succeed to, and be subject to, all rights, interests, duties and obligations of, and shall thereafter be deemed for all purposes hereof to be, the Corporation under this Agreement. This Agreement shall be binding upon and inure to the benefit of any such successor and the personal and legal representatives of Executive. If Executive should die while any amounts are still payable to him under this Agreement, all such amounts shall be paid in accordance with the terms of this Agreement to Executive's beneficiary indicated on the Beneficiary Designation, attached hereto as Exhibit A.

         10. Severability. In the event that any section, paragraph, clause or other provision of this Agreement shall be determined to be invalid or unenforceable in any jurisdiction for any reason, such section, paragraph, clause or other provision shall be enforceable in any other jurisdiction in which valid and enforceable and, in any event, the remaining sections, paragraphs, clauses and other provisions of this Agreement shall be unaffected and shall remain in full force and effect to the fullest extent permitted by law.

         11. Indemnification. For a period of five years after any termination of Executive's employment, the Corporation shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at its expense, and shall indemnify, hold harmless and defend Executive (and his heirs, executors and administrators) to the fullest extent permitted under the laws of the Corporation's state of organization against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Corporation or any subsidiary (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements.



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         IN WITNESS WHEREOF, this Agreement has been executed on December __,
1997.

EXECUTIVE:                           CERTIFIED DIABETIC SERVICES, INC.


____________________________         By: _________________________
                                         Peter J. Fiscina, Chairman
Print Name: ________________



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                                    Exhibit A

                             Beneficiary Designation


         In the event of my death, I hereby direct that any amounts due me under the agreement to which this Beneficiary Designation is attached shall be distributed to the person designated below. If no beneficiary shall be living to receive such assets they shall be paid to the administrator or executor of my estate.



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Date
                                  Executive's Name _______________________


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                                  Beneficiary's Name

                                  ----------------------------------------
                                  Relationship to Executive